Exhibit 99.1

Duke Energy

Summary of Agreement to Sell Midwest Commercial Generation to Dynegy

Background/Overview

•                  On February 17, 2014, Duke Energy (“the Company”) announced it had initiated a process to exit its non-regulated Midwest Commercial Generation business

•                  On August 22, 2014, the Company announced it had finalized an agreement to sell its non-regulated Midwest Commercial Generation business to Dynegy for approximately $2.8 billion in cash

•                  The purchase price is subject to adjustment at closing for changes in working capital and capital expenditures, compared to targeted amounts

•                  Duke Energy expects approximately $30 - 40 million in transaction costs

•                  The Board of Directors of both the Company and Dynegy have approved transaction

•                  Transaction is expected to close in three to six months (closing is estimated for Q4 2014 or Q1 2015)

•                  Transaction is expected to be accretive to the Company’s adjusted diluted EPS by 2016, including use of proceeds

•                  Use of proceeds remains under evaluation by the Company and will be determined closer to closing

•                  Potential options include a combination of (1) reinvestment in growth projects; (2) avoidance of future holding company debt issuances; or (3) stock buybacks

•                  Citigroup and Morgan Stanley served as financial advisors and Bracewell & Giuliani LLP served as legal counsel to the Company on the transaction

Summary of Asset Purchase Agreement

•                  Dynegy to purchase Duke Energy’s non-regulated Midwest Commercial Generation business for approximately $2.8 billion in cash

•                  The purchase price is subject to adjustment at closing for changes in working capital and capital expenditures, compared to targeted amounts

August 22, 2014

•                  Primary conditions to closing

•                  Approval by Federal Energy Regulatory Commission and expiration of the waiting period under the Hart-Scott-Rodino Act (Federal Trade Commission and Department of Justice)

•                  The Company’s release from certain credit support obligations

Accounting Implications of Asset Purchase Agreement

•                  Based upon the purchase price, in Q3 2014 Duke Energy will recognize an approximate $500 million pre-tax reversal of the $1.4 billion impairment recognized through Q2 2014

•                  Impairment reversal will be treated as a “special item” and excluded from the company’s adjusted diluted earnings per share (EPS)

•                  Duke Energy expects the transaction will result in a taxable gain which will reduce the Company’s net operating loss position for tax purposes and will not result in material cash flow impacts in 2014 or 2015

•                  Duke Energy’s 2014 adjusted diluted EPS guidance range of $4.50-4.65 includes a full-year of earnings contributions from the non-regulated Midwest Commercial Generation business

•                  Due to the sale transaction, the non-regulated Midwest Commercial Generation business will be accounted for as discontinued operations in the Statement of Operations

•                  Irrespective of discontinued operations accounting treatment, earnings from the non-regulated Midwest Commercial Generation business will continue to be included in the Company’s adjusted diluted EPS until closing

Summary of Midwest Generation Portfolio to be Sold

•                  The non-regulated Midwest Commercial Generation business to be sold to Dynegy consists of ~6,100 megawatts of coal, natural gas and oil-fired generation in the PJM wholesale market as well as Duke Energy Retail Sales, the company’s competitive retail business in Ohio

•                  Coal generation (~2,700 megawatts)

•                  Conesville Station, located in Conesville, Ohio (40 percent or 312 megawatts owned by Duke; remainder owned by DP&L and AEP)

•                  Killen Station, located in Wrightsville, Ohio (33 percent or 204 megawatts owned by Duke; remainder owned by DP&L)

•                  Miami Fort Station (Units 7 and 8), located in North Bend, Ohio (64 percent or 653 megawatts partially owned by Duke; remainder owned by DP&L)

•                  Stuart Station, located in Aberdeen, Ohio (39 percent or 904 megawatts owned by Duke; remainder owned by DP&L and AEP)

•                  Zimmer Generating Station, located in Moscow, Ohio (46.5 percent or 622 megawatts owned by Duke; remainder owned by DP&L and AEP)

•                  Natural gas generation (~3,300 megawatts)

•                  Dicks Creek, located in Middletown, Ohio. (100 percent or 136 megawatts owned by Duke)

•                  Fayette Energy Facility, located in Masontown, Pa. (100 percent or 640 megawatts owned by Duke)

•                  Hanging Rock Energy Facility, located in Ironton, Ohio (100 percent or 1,274 megawatts owned by Duke)

•                  Lee Energy Facility, located in Dixon, Ill. (100 percent or 640 megawatts owned by Duke)

•                  Washington Energy Facility, located in Beverly, Ohio (100 percent or 637 megawatts owned by Duke)

•                  Oil generation (~100 megawatts)

•                  Miami Fort CT Station, located in North Bend, Ohio (100 percent or 68 megawatts owned by Duke)

•                  The competitive Duke Energy Retail Sales business serves ~7 million megawatt-hours of annual customer load in Ohio

•                  Not included in the sale and to be retained by the company

•                  Beckjord Units 5 and 6 (representing 390 megawatts)

•                  Units 5 and 6 have the potential to be retired by 2015 (Beckjord Units 1-4 have already been retired)

•                  Contractual interest in Ohio Valley Electric Corporation (OVEC)

•                  Duke Energy Ohio has requested cost-based recovery of its contractual entitlement in OVEC in its pending Electric Security Plan application filed with the Public Utilities Commission of Ohio in May 2014

•                  The regulated Duke Energy Ohio and Kentucky utilities are not a part of the sales process